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                                                                Exhibit 99.1 (a)

             NDCHealth ANNOUNCES SECOND QUARTER FISCAL 2002 RESULTS

     ATLANTA, December 19, 2001 --- NDCHealth Corporation (NYSE: NDC) announced today financial results for its second quarter of fiscal 2002 ended November 30, 2001. Revenue increased to $92.1 million resulting in net income of $12.0 million and diluted earnings per share of $0.33. These results compare to the prior year's normalized revenue of $83.4 million, net income of $8.1 million and diluted earnings per share of $0.24.

     Normalized results are provided to display results from ongoing operations and to provide a more meaningful comparison to the current year. The normalized results for fiscal 2001 exclude revenue from divested businesses of $0.2 million, restructuring and impairment charges of $2.2 million and a net loss from discontinued operations of $0.3 million. On a GAAP basis, in last year's second quarter, revenue was $83.7 million, resulting in net income of $6.4 million and diluted earnings per share of $0.19.

     At the beginning of the 2002 fiscal year, NDCHealth adopted SFAS 142 that includes the requirement to eliminate certain expenses related to goodwill amortization. The impact of this accounting change in the second quarter was to increase earnings per share by $0.05.

     In commenting on the results, chief executive officer Walter Hoff said, "This quarter our company recorded solid operating performance and financial results. We continue to be a strong cash generator, with EBITDA for the first half exceeding $50 million. We believe we have an excellent strategy, a very strong market position, supportive customers and an exceptional employee base on which to build the business.

     "For the 2002 fiscal year, we continue to estimate that annual revenue will be approximately $375 to $385 million, with diluted earnings per share in the range of $1.30 to $1.34."

     NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

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